Exhibit 99.2

CONSENT OF ROBERT A. STANGER & CO., INC.

We consent to the references to our name and to the description of our opinion, dated July 13, 2026, rendered by us to the special committee of the board of directors of Strategic Storage Trust VI, Inc. (“SST VI”), as to the fairness, from a financial point of view, to SST VI, of the Consideration to be paid by SST VI pursuant to the Merger Agreement in connection with the proposed merger of Strategic Storage Growth Trust III, Inc. (“SSGT III”) with and into SSGT III Merger Sub, LLC, a wholly owned subsidiary of SST VI, in each case as set forth under the heading “Background of the Merger” and elsewhere in SST VI’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission as of the date hereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Sincerely,

Robert A. Stanger & Co., Inc.

By:	/s/ Robert A. Stanger & Co., Inc.

Date: August 27, 2026